U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 4, 2005, ACAS Business Loan Trust 2005-1 (the “Trust”), a newly formed indirect subsidiary of American Capital Strategies, Ltd., issued the following asset-backed notes : $435 million Class A-1 notes, $150 million Class A-2A notes, $50 million Class A-2B notes, $50 million Class B notes, and $145 million Class C notes (collectively, the “Offered Notes”), $90 million Class D notes and $80 million Class E notes. The notes are secured by senior and subordinated business loans originated or acquired by American Capital and contributed to the Trust. On the closing date, the aggregate outstanding principal balance of such underlying loans was $872 million. During the period commencing on the closing date and ending on or before January 25, 2006, the Trust may use proceeds from draws on the Class A-2A notes to purchase additional loans to secure the notes until the aggregate outstanding principal balance of the entire collateral pool is $1 billion. The Trust may also reinvest the principal collections of the underlying loans in additional loan purchases through January 26, 2009. The Offered Notes were sold in a private placement note offering to investors. American Capital’s wholly-owned subsidiary, ACAS Business Loan LLC, 2005-1, retained the Class D notes and the Class E notes.

In connection with the asset securitization, American Capital and/or the Trust entered into the following agreements: (i) a Transfer and Servicing Agreement by and among the Trust as the issuer, ACAS Business Loan LLC, 2005-1 as the trust depositor, American Capital as servicer and Wells Fargo Bank, National Association (“Wells Fargo”) as indenture trustee and backup servicer; (ii) an Indenture, by and between the Trust as the issuer and Wells Fargo solely in its capacity as indenture trustee; (iii) the ACAS Transfer Agreement between American Capital as originator and ACAS Business Loan LLC, 2005-1 as the trust depositor; (iv) a Purchase Agreement, by and among American Capital and Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., Harris Nesbitt Corp., and HVB Capital Markets, Inc. as the initial purchasers and Wachovia Capital Markets, LLC as representative of the initial purchasers; (v) a Class A-2A Note Purchase Agreement among the Trust, Wells Fargo as indenture trustee, Centauri Corporation as holder and Wachovia Bank, National Association as alternative credit provider; (vi) a Class A-2A Note Purchase Agreement among the Trust, Wells Fargo as indenture trustee, Five Finance Corporation as holder, and Wachovia Bank, National Association as alternative credit provider; and (vii) a Class A-2A Note Purchase Agreement among the Trust, Wells Fargo as indenture trustee, Dorada Corporation as holder and Wachovia Bank, National Association as alternative credit provider.

Subject to the terms and conditions set forth in the Transfer and Servicing Agreement, American Capital will remain as servicer of the loans in the collateral pool. The Class A-1 notes have an interest rate of LIBOR plus 0.25% per year; Class A-2A notes have an interest rate of LIBOR plus 0.20% per year; Class A-2B notes have an interest rate of LIBOR plus 0.35% per year; the Class B notes have an interest rate of LIBOR plus 0.40% per year; and the Class C notes have an interest rate of LIBOR plus 0.85% per year. The Class D notes and the Class E notes are principal only notes and do not bear any interest. The LIBOR rate on the Offered Notes during the initial interest period is a four-month LIBOR rate, and thereafter will be three-month LIBOR. The blended pricing of the Offered Notes, excluding fees, is LIBOR plus 36 basis points. The notes contain customary default provisions and mature on July 25, 2019 unless redeemed or repurchased prior to such date.

Affiliates of each of Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, Harris Nesbitt Corp., BB&T Capital Markets and HVB Capital Markets, Inc. have also performed investment banking and advisory services for American Capital from time to time for which they have received customary fees and expenses. In addition, affiliates of Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, Harris Nesbitt Corp., BB&T Capital Markets and HVB Capital Markets, Inc. may, from time to time, engage in transactions or perform services for American Capital in the ordinary course of their business.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: October 11, 2005	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary

4